Exhibit 2.1

                                             ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "Agreement") dated as of the __21___ day of September, 1999, between onlinetradinginc.com corp., a Florida corporation (the "Purchaser"), and Newport Discount Brokerage, Inc., a New York corporation (the "Seller").

Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase, upon the terms and subject to the conditions set forth herein, the assets of Seller set forth in Section 1.1, for the consideration set forth in Section 1.3.

In consideration of the mutual covenants  contained  herein,  and other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties agree as follows:

1. Purchase and Sale

         1.1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein) the Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Seller, the following assets (the "Transferred Assets"):

(a) All of the Seller's right, title, and interest in and to its current and former clients and their respective securities brokerage accounts (the "Clients") including, by way of enumeration and not of limitation, the right to offer and provide securities brokerage and other related services to said Clients and to charge and receive fees and commissions from said Clients (more specifically set forth on Schedule A).

(b) All of the Seller's right, title, and interest in and to the following telephone numbers:(561)997-0471,
         (561) 997-0647, 1-800-999-3278 and 1-800-421-6133.

         Notwithstanding the foregoing, all commission and other revenues earned by Seller with respect to the Clients prior to the Closing will be retained by Seller or, if received by Purchaser, paid over by it to Seller, notwithstanding that payment of such commission or other revenue is received after the Closing.

         1.2. No Assumption of Liabilities or Obligations. Notwithstanding any contrary provision, the Purchaser shall not assume any liabilities, contracts or other obligations of the Seller and nothing herein shall be construed as imposing any such liability or obligation upon the Purchaser. Seller shall indemnify Purchaser from all said liabilities, contracts or other obligations pursuant to Section 10.3. Notwithstanding the foregoing, Purchaser hereby assumes all future obligations with respect to the above referenced telephone numbers and all obligations to the Clients arising after the Closing (the "Assumed Obligations"). Purchaser shall indemnify Seller from all said Assumed Obligations pursuant to Section 10.2.



         1.3.     Consideration.


                  (a)      $2,182,000.00 in cash; and

(b)                        125,000    shares    of   the    common    stock   of
                           onlinetradinginc.com corp., subject to escrow and adjustment pursuant to Section 1.4.

         1.4      Account Loss, Escrow and Adjustment.

                  (a) The parties hereby acknowledge that certain accounts serviced from Seller's former office in Colmar, Pennsylvania (collectively the "295 Accounts" or individually a "295 Account") were, or will be, lost, transferred or closed due to the closing of said office on August 1, 1999, or circumstances related thereto (an "Office Closing Loss"). The parties also acknowledge and agree that a percentage of accounts may be lost due to the transfer of accounts to Purchaser as contemplated herein (a "Transfer Loss"). The parties agree that the Office Closing Losses shall be the difference between the total 295 Accounts lost and the Transfer Losses of the 295 Accounts during the "Adjustment Period" (defined below). The Transfer Losses of the 295 Accounts shall be determined by multiplying the percentage of accounts serviced from Seller's former office in Boca Raton, Florida (collectively the "294 Accounts" or individually a "294 Account") which are lost during the "Adjustment Period" (defined below) times the total number of 295 Accounts. Notwithstanding any contrary provision, the parties agree that 40,000 shares of the common stock of Purchaser to be delivered pursuant paragraph 1.3(b) shall be held by Purchaser pending adjustment pursuant to paragraph 1.4(b) and delivery pursuant to paragraph 1.4(c).

                  (b) For each $1.00 in value of any 295 Account that is an Office Closing Loss between August 1, 1999 and 180 days from closing (the "Adjustment Period"), the consideration set forth in paragraph 1.3 (b) shall be reduced by .0009 shares up to a total of 40,000 shares (whether Office Closing Loss was the result of an ACAT from Seller or Purchaser, account closing, account liquidation or other). For example, if a 295 Account had value of $10,000.00 on the date said account was lost during the Adjustment Period, the consideration granted in paragraph 1.3(b) would be reduced by 9 shares (i.e. $10,000 x .0009).

                  (c) On or before 180 days after the Closing Date Purchaser shall deliver to the Seller a written calculation of the reduction of shares ("Share Reduction"), together with such supporting documentation as the Seller may reasonably request. The Seller shall review the Share Reduction calculation and shall give written notice to Purchaser of any objections to said calculation within 15 days after its receipt thereof. Purchaser and the Seller shall endeavor in good faith to resolve any objections within 10 days after the receipt by Purchaser of any objection from the Seller. If any such objection or dispute has not been resolved at the end of such 10 day period, the disputed portion shall be submitted to and determined within the following 30 days by a nationally recognized firm of independent accountants mutually agreed to by Purchaser and the Seller (the "Accounting Firm") and the calculation of the reduction of shares determined by the Accounting Firm shall be final and binding upon the parties (the "Final Share Reduction"). Purchaser and the Seller shall bear equally the fees and expenses arising in connection with such determination by the Accounting Firm (the "Accounting Firm Fees"); provided, however, that the Accounting Firm Fees shall be borne in full by the Seller if the Final Share Reduction is an amount within 2,500 shares of the Share Reduction and shall be borne in full by Purchaser if the Final Share Reduction differs from the Adjusted Net Cash Value by an amount equal to or greater than 2,500 shares. If Seller does not serve on Purchaser written objections to the Share Reduction within the 10 days referenced above, the Share Reduction shall become the Final Share Reduction. Purchaser shall retain the amount of shares stated in the Final Share Reduction and shall deliver the balance, if any, to Seller within 10 days from the date the Share Reduction becomes the Final Share Reduction.

         1.5      Lockup Period.


                  (a) Seller hereby irrevocably agrees that he will not, without the prior written approval of Purchaser's Chief Executive Officer, offer, sell, contract to sell, make any short sale (including, without limitation, a "short against the box") pledge or otherwise dispose of directly or indirectly in the public market, or in any manner which would require notice of the proposed sale pursuant to Rule 144(h) of the Securities and Exchange Act of 1933, any of Purchaser's common stock received pursuant to the Stock Purchase Agreement or any other rights to purchase or acquire Purchaser's common stock pursuant to the Stock Purchase Agreement, for a period beginning on the date hereof and ending one (1) year following the Closing (the "Lockup Period"). The foregoing restriction is expressly agreed to preclude the Seller from directly or indirectly engaging in any hedging or other transaction that is designed to or reasonably expected to lead to, or result in, a disposition of and of Purchaser's common stock received pursuant to the Asset Purchase Agreement during the Lockup Period even if said stock would actually be disposed of by Seller subsequent to the Lockup Period. It shall be a condition of any private sale by Seller during the Lockup Period that the purchaser, pledgee or transferee, enter into a lock-up agreement in substantially the form hereof covering the remainder of the Lockup Period under this Section 1.5.


                  (b) Notwithstanding the foregoing, any transfer by Seller of Purchaser's common stock received pursuant to the Stock Purchase Agreement which either (i) will not result in any change in beneficial ownership, including without limitation, pro rata partnership distributions and transfers into trusts for the benefit of Seller or the sole stockholder of Seller, or (ii) constitute bona fide gifts of such shares, will not require Purchaser's consent; provided, that the transferee enters into a lock-up agreement in substantially the form hereof covering the remainder of the Lockup Period under this Section 1.5.

2.       Covenants of the Parties pending Closing

         The respective parties hereto agree as follows with respect to the period between the date of this Agreement and the Closing Date:

         2.1 Regulatory Approvals and Compliance. (a) Purchaser shall file or consent to be filed with the NASD and SEC any notifications required to be filed with respect to the transactions contemplated hereby. Each of Purchaser and the Seller agree to make available to each other such information as each of them may reasonably request relative to their business, assets and property as may be required of each of them to file the required applications and notices with the NASD and SEC.

                  (b) Purchaser shall use its best efforts to have the shares of Purchaser Common Stock to be issued pursuant to this Agreement to be listed, subject to official notice of issuance, on the Nasdaq Small Cap Stock Market.

         2.2 Approvals. Each of Purchaser and Seller will act diligently and reasonably to secure all Approvals required to be obtained by each of them, respectively, to satisfy the conditions set forth in Section 3.2 with respect to each of Purchaser and Section 4.2 with respect to Newport and the Seller.

         2.3 Access to Information. (a) Seller shall, and shall cause its officers, directors, employees and agents to, afford the officers, employees, representatives and agents of Purchaser to (i) have full access at reasonable times to all facilities, books, records and documents relating to the Business,
(ii) make copies of such books, records and documents, (iii) confer with the employees, officers, directors, attorneys, accountants and other representatives of Seller with respect to all matters regarding Seller or the Business and (iv) confer with authorities of the regulatory agencies overseeing Seller with respect to all matters regarding Seller or the Business. Seller shall have the right to have a representative present at any conference undertaken by Purchaser pursuant to clauses (iii) or (iv) in the preceding sentence.

                  (b) No investigation pursuant to this Section 2.3 shall affect, add to or subtract from any representations or warranties or the conditions to the obligations of the parties hereto to consummate the transaction contemplated by this agreement.

         2.4 Notification of Certain Matters. The Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of Seller or Purchaser, as the case may be, or of any officer, director, employee or agent of Seller or Purchaser, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense which may be validly asserted.

         2.5 Seller covenants and agrees not to, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the assets set forth in section 1.1 except pursuant to the terms of this Agreement and in the ordinary course of business pursuant to its clearing agreement with U.S. Clearing.

         2.6 During the term of this agreement and for a period of 30 days after termination of this agreement for any reason, Seller agrees not to solicit, invite or accept solicitation from any other potential or actual purchasers or merger participants. During this period, Seller agrees that Seller and its assets shall be off the market and agrees not to discuss or negotiate any potential or actual sale, assignment or transfer of Seller or its assets (except in the ordinary course of business) or any potential or actual sale, assignment or transfer of any share(s) of Seller's stock.

         2.7 Seller warrants and covenants that, except as specifically provided herein, Seller shall not take any action to modify or change its current business practices and policies prior to the Closing, including without limitation: reducing customer charges, fees and/or rates; changes in staff (except as a result of staff departures); changes in employee compensation and/or benefits; or changes in contract terms resulting in a materially adverse effect to Seller's business.

3.       Conditions to the Obligations of Purchaser.

         The obligations of Purchaser to consummate, on the Closing Date, the transactions contemplated by this Agreement will be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:

         3.1 Representations and Warranties; Performance. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes contemplated by this Agreement. The Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by them, prior to the Closing Date.

         3.2 Approvals. All approvals required to be obtained by Seller to consummate the transactions contemplated by this Agreement shall have been validly obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and copies of all such approvals shall have been delivered to Purchaser.

         3.3 No Proceeding or Litigation. No action, suit or proceeding before any court or any other governmental authority or regulatory agency shall have been commenced or threatened, and no investigation by any governmental authority or regulatory agency shall have been threatened, against any of the parties to this Agreement or any of the principals, officers, directors or stockholders of any of them seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         3.4 Other Documents. The Seller shall have furnished or caused to be furnished to Purchaser the documents set forth in Section 5.2 and such other documents and certificates as may be reasonably requested by Purchaser.

         3.5 Corporate Action. Seller shall have taken all corporate action necessary to approve the transactions contemplated by the Agreement and Seller shall have furnished Purchaser with copies of resolutions, adopted by the Board of Directors of Seller and certified by the secretary of Seller as of the Closing Date, in form and substance reasonably satisfactory to counsel for Purchaser, in connection with such transactions.

4        Conditions to the Obligations of Seller.

         The  obligations  of Seller to  consummate,  on the Closing  Date,  the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:

         4.1 Representations and Warranties; Performance. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes contemplated by this Agreement. Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

         4.2 Approvals. All Approvals required to be obtained by Purchaser to consummate the transactions contemplated by this Agreement shall have been validly obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and copies of such Approvals shall have been delivered to Seller.

         4.3 No Proceeding or Litigation. No action, suit or proceeding before any court or any other governmental authority or regulatory agency shall have been commenced or threatened, and no investigation by any governmental authority or regulatory agency shall have been threatened, against any of the parties to this Agreement or any of the principals, officers or directors of any of them seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         4.4      Employment  Agreements.   The  Seller's  sole  shareholder
and  principal  employee  shall  have received executed employment agreements.

         4.5 Other Documents. Purchaser shall have furnished Seller with the documents set forth in Section 5.3 and such other documents and certificates as may be reasonably requested by Seller.

         4.6 Corporate Action. Purchaser shall have taken all corporate action necessary to approve the transactions contemplated by the Agreement, and Purchaser shall have furnished Seller with copies of resolutions, adopted by the Board of Directors of Purchaser and certified by the secretary of Purchaser as of the Closing Date, in form and substance reasonably satisfactory to counsel for Seller, in connection with such transactions.

5        Closing

         5.1 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Article 6, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the officer of Purchaser at 8:30 a.m., five business days from the first date the closing can occur under NASD rules (the "Closing Date") or October 1, 1999 which ever is later.

         5.2 Delivery of Documents by the Seller. The Seller agrees to execute and deliver, or cause to be executed and delivered, to Purchaser at the Closing, the following:

                  (a) All of the instruments and documents required to be delivered by it under Article 3.

                  (b) Resolutions of the Board of Directors of Seller, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Seller as of the Closing Date.

                  (c)  Such other documents as Purchaser may reasonably request.

         5.3 Delivery of Documents by Purchaser. Purchaser agrees to execute and deliver, or cause to be executed and delivered, to the Seller, as the case may be, at the Closing, the following:

                  (a) All of the instruments and documents required to be delivered under Article 4.

                  (b) The cash consideration set forth in paragraph 1.3(a) above.

                  (c) The Purchaser common stock set forth in paragraph 1.3(b) above, subject to escrow and adjustment pursuant to Section 1.4.

                  (d) Such other documents as the Seller may reasonably request.

6        Termination and Remedies

         6.1 Methods of Termination. This Agreement may be terminated prior to the Closing Date under the following circumstances:

                  (a)     by mutual written consent of the Seller and Purchaser;

                  (b) subject to the provisions of Section 6.2, by Purchaser giving written notice to Seller if all of the conditions to the obligations of Seller set forth in Article 3 have not been satisfied on or before the Closing Date;

                  (c) subject to the provisions of Section 6.2, by the Seller giving written notice to Purchaser if all of the conditions to the obligations of Purchaser set forth in Article 4 have not been satisfied on or before the Closing Date; or

                  (d) by any party if the Closing has not occurred for any reason by October 30, 1999, provided that such terminating party is not then in breach of this Agreement.

         6.2 Opportunity to Cure. Notwithstanding anything contained in this Agreement to the contrary and subject to the provisions of Section 6.1(b) and 6.1(d) respectively, neither the Seller or Purchaser shall terminate this Agreement under Section 6.1(b) or (d) unless such party shall have first given the other parties notice of its intent to terminate this Agreement, setting forth the nature of the condition to the terminating party's obligation to close which remains unsatisfied and the other parties shall have failed to satisfy such condition within 10 days after receipt of such notice; provided that if such condition is of a nature that it cannot be reasonably satisfied within such 10 day period, then, if the defaulting or breaching party shall have commenced an attempt to satisfy such condition within such 10 day period, the period to satisfy such condition shall be extended until the date which is 20 days after receipt of such notice.

         6.3 Procedure Upon Termination. In the event of termination pursuant to Section 6.1:

                  (a) each party will return all documents and other materials of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                  (b) such termination shall not relieve any party of any liability or further obligation to any other party for breach of this Agreement.


7.       Representations, Warranties and Covenants of the Seller.

         7.1 The Seller represents and warrants to the Purchaser as follows:

                  (a) The Seller is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms;

                  (b) The execution of this Agreement and the consummation by the Seller of the transactions contemplated will not: (1) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Seller is a party or by which the Seller is bound; (2) violate any registration, qualification, consent approval, or filing under, (i) any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as "laws") of any federal, state or local government (hereinafter collectively referred to as "governments") or any agency, bureau, commission, or instrumentality of any governments (hereinafter collectively referred to as "governmental agencies") assuming the approvals and consents contemplated hereby are obtained or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, government or government agency by which Seller or any of its assets or properties is bound; (3) conflict with any provision of, constitute a default under, result in the acceleration of the performance of Seller's obligations under or result in the creation of any claimed security interest, lien, charge, or encumbrances upon any of Seller's material properties, material assets, or business pursuant to (i) Seller's articles of incorporation or by-laws, (ii) any indenture, mortgage, deed or trust, license, permit, approval, consent, franchise, lease, contract or any other instrument to which Seller is a party or by which it is bound, (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, government or government agency by which Seller or any of its assets or properties is bound.) except such violations, conflicts and defaults as individually or in the aggregate will not have a material adverse effect on the ability of Seller to consummate the transactions contemplated herein, the validity of such transactions once consummated or the value to Purchaser of the Transferred Assets (a "Material Adverse Effect on the Sale").

                  (c) Seller has, and at the Closing the Seller will have (without exception), good, valid and marketable title to the Transferred Assets free and clear of all claims, liens, charges, encumbrances and security interests, and the transfer of the Transferred Assets to the Purchaser will pass good and marketable title to the Transferred Assets, free and clear of all claims, liens, charges, encumbrances and security interests (collectively "Encumbrances"), except those attributable to actions or inactions of Purchaser.

                  (d) The Seller understands that the receipt of Purchaser Shares contemplated herein involves various risks, including that no market may exist for any resale;

                  (e) The sole owner of Seller has a net worth is not less than $1,000,000;

                  (f) The sole owner of Seller and its financial advisors (if any) have knowledge, skill and experience in business, financial and investment matters that they are capable of evaluating the merits and risks of this transaction, and have reviewed the his financial condition and commitments and are satisfied that he (1) has adequate means of providing for its financial needs and possible contingencies, (2) has no present or contemplated future need to dispose of all or any portion of the Purchaser Shares received hereunder to satisfy any existing or contemplated undertaking, need or indebtedness, (3) is capable of bearing the economic risk of an investment in Purchaser Shares for the indefinite future and (4) can afford to suffer the loss of its entire investment in Purchaser Shares;

                  (g) Seller is acquiring the Purchaser Shares solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution, except as contemplated by paragraph 9.1.

                  (h) Seller does not have any liabilities or obligations (absolute, accrued, contingent or otherwise) which individually, or in the aggregate, would have a Material Adverse Effect on the Sale.

                  (i) Seller is a corporation duly organized, validly existing and is in good standing under the laws of the state of its incorporation. Seller is qualified to do business and is in good standing in all other states in which Seller currently conducts business and is required to be so registered, except for such failures to qualify as will not have a Material Adverse Effect on the Sale. Seller has the full right, power and authority to own properties and assets and to carry on the business of a securities broker/dealer. Seller's articles of incorporation and by-laws are in full force and effect and Seller is not in breach or violation of any of the provisions thereof.

                  (j) Seller has conducted, is conducting, and will continue to conduct Seller's business to the Closing Date in compliance with all applicable laws of all governments and governmental agencies, except for such failures as will not have a Material Adverse Effect on the Sale. Neither the real or personal properties owned, operated, leased or occupied by Seller, nor the use operation or maintenance thereof, (1) violates any laws of any government or governmental agency, or (2) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement, except for such violations as will not have a Material Adverse Effect on the Sale.

                  (k)  Except  as  previously  disclosed  to  the  President  of
Purchaser, Seller possesses all licenses, permits, consents, approvals, authorizations, qualifications and orders (hereinafter collectively referred to as "Permits") of all governments and governmental agencies, lawfully required to enable Seller to conduct business as a securities brokerage firm in all jurisdictions in which it does business, except for such Permits which the failure to have will not result in a Material Adverse Effect on the Sale. All of the Permits are in full force and effect, and no suspension, modification or cancellation of any of the Permits is pending or threatened, except in accordance with the normal course of business of Seller.

                  (l) There is no action, suit, proceeding, claim, arbitration or investigation by any government, governmental agency or other person (1) pending to which Seller is a party, other than those deriving as a result of ordinary business as a securities broker/dealer and listed on Schedule B attached hereto or any claims made against the Seller arising from the closing of Seller's Pennsylvania office, (2) to Seller's knowledge, threatened against or relating to Seller or any of Seller's assets or business, (3) to Seller's knowledge, challenging Seller's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or
(4) to the Seller's knowledge, asserting any right with respect to any of Seller's assets, and Seller knows of no basis for any such action, suit, proceeding, claim arbitration or investigation.

                  (m) Seller has duly and timely filed with all appropriate governmental agencies, all tax returns, informational returns and reports (collectively "Returns") required to be filed by Seller, except for such failures to file as will not have a Material Adverse Effect on the Sale. Seller has paid in full all taxes (including taxes withheld from employees' salaries and other withholding taxes and obligations) interest, penalties, assessments and deficiencies owed by Seller to all taxing authorities. All information reported on any Return is true, accurate and complete in all material respects. All claims by the any governmental agency for taxes due and payable by Seller have been paid.

                  (p) Seller does not own any real estate. Except as identified on Schedule A, all of Newport's real property leases are terminable within 60 days or with no more than 60 days notice.

                  (q) Since the date of the July 31, 1999 consolidated financial statements, except as set forth in exhibits attached hereto, Seller has not, except in the ordinary course of its business, (1) incurred any indebtedness, obligation or liability except normal trade or business obligations; (2) discharged or satisfied any security interest, lien or encumbrance or paid any indebtedness, obligation or liability except current liabilities and/or scheduled payments; (3) mortgaged, pledged or subjected to lien, charge, security interest, or other encumbrance to any of its material assets or material properties; (4) sold, assigned, transferred, leased disposed of its material assets, (5) acquired or leased any material assets or material property of any other person, (6) canceled or compromised any debt or claim, (7) waived or released any material rights, (8) granted or made any contract, agreement, promise or commitment to grant any wage, salary, or employee benefit increase to any officer, employee or other person, (9) made any material capital expenditure or entered into any commitment therefor, or (10) suffered any material casualty, loss or damage, whether or not such loss or damage was covered by insurance except for such matters as will not have a Material Adverse Effect on the Sale.

8        Representations of Purchaser

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller as follows:

         8.1 Organization, Qualification and Authority of Purchaser. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Purchaser has full corporate power and authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties and to carry on its business as presently conducted and presently proposed to be conducted. Purchaser has been duly qualified or licensed as a foreign corporation for the transaction of business in, and is in good standing under the laws of, each jurisdiction in which it owns, leases or uses property or conducts any business so as to require such qualification or licensing.

                  (b) Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the performance of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, as appropriate, and no further corporate action on the part of Purchaser is necessary to authorize this Agreement and its performance of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

         8.2 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) violate or constitute a default, an event of default (or an event which, with notice or lapse of time or both, would constitute a default or an event of default) or an event creating rights of modification, acceleration, termination, cancellation or other additional rights, or loss of rights under, or (c) result in the creation of any Encumbrance upon any of the capital stock, assets or property of Purchaser pursuant to, the charter or by-laws of Purchaser, or any note, bond, mortgage, indenture, deed of trust, lease, contract, permit, agreement, or other instrument or any order of any governmental authority or regulatory agency to which Purchaser is a party or subject, or by which any of its capital stock, assets or property is bound or (d) contravene any applicable provision of any laws.

         8.3 Consents. Except for filings of applications and notices with the NASD and SEC, no consent, approval or authorization of, exemption of other action by notice or declaration, filing or registration with, any person is required to be obtained, made or given by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement.

         8.4 Purchaser Common Stock. All of the shares of Purchaser Common Stock to be issued or delivered to the Seller in connection with the transactions contemplated hereby, on the date of issuance or delivery thereof, shall (a) be duly authorized, validly issued, fully paid and nonassessable and (b) free and clear of any Encumbrances.

         8.5 Filings with the Commission. All documents filed by Purchaser with the SEC pursuant to reporting obligations arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 were true and correct in all material respects as of the date specified in such documents or if no date was so specified as of the date such documents were filed. Except for consummation of the transactions contemplated hereby, as of the date hereof, there has been no event, development or change in the business of Purchaser which would give rise to an obligation on behalf of Purchaser to amend, modify or supplement a filing with the SEC previously made or to file additional reports, schedules or documents with the SEC.

         8.6 Recapitalizations. Since July 1, 1999, there has not been any stock split or consolidation or other recapitalization involving the Purchaser Common Stock.

9.       Covenants of the Parties subsequent to the Closing

         9.1 Registration of Purchaser  Common Stock;  Availability of Rule 144.
(a) Together with the first registration statement filed after the Closing Date (as "piggy back"), Purchaser shall prepare and file with the SEC a Registration Statement on Form SB-2 (or such other registration statement as may hereafter replace or supersede Form SB-2) relating to the shares of Purchaser Common Stock issued pursuant to this Agreement and the offer and sale of such shares by the Seller or the Escrow Agent from time to time pursuant to Rule 415 (or any successor rule or rule broadening Rule 415) under the Securities Act and in accordance with the methods of distribution set forth therein (which shall be specified in a written notice by Seller to Purchaser), which registration statement may be substituted for by one or more subsequent registration statements each relating to the offer and sale by the Seller from time to time of the shares of Purchaser Common Stock issued pursuant to the Agreement (as in effect from time to time, the "Registration Statement"), and Purchaser shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the Commission as promptly as practicable. Purchaser shall use its reasonable best efforts to keep the Registration Statement continuously effective, supplemented and amended for a period (the "Effectiveness Period") following the Closing Date that will terminate at the earlier of the date when:
(i) all the shares of Purchaser Common Stock covered by the Registration Statement are sold or (ii) such shares could be sold pursuant to Rule 144(k)
under the Securities Act, as Rule 144(k) may be subsequently amended, supplemented or modified. The Seller will provide such cooperation as Purchaser may reasonably request with respect to the preparation of the Registration Statement. Purchaser shall bear all expenses of preparing and filing the Registration Statement, and, the Seller shall be responsible for the fees and expenses of counsel he may retain in connection therewith and any commissions or discounts upon sale of the shares registered thereby. Purchaser will not become a party to any underwriting agreement related to sales by the Seller, but will indemnify the Seller for any liability incurred by the Seller arising out of or based upon an untrue statement contained in the Registration Statement or arising out of or based upon an omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading. The Seller shall indemnify Purchaser for any liability incurred by Purchaser as a result of statements or omissions from the Registration made or omitted in reliance upon information furnished by the Seller for use in the Registration Statement.

                  (b) At any  time  after  the  Closing  that  the  Registration
Statement is not available for resale by the Seller of the Purchaser Common Stock issued pursuant to this Agreement, Purchaser shall use all commercially reasonable efforts to file with the Commission all reports required to be filed therewith pursuant to the Exchange Act and to make publicly available such information as is required by Rule 144 to enable the Seller to make sales of such stock pursuant to Rule 144 (or any successor rule).

                  (c) If the Registration Statement is not effective within nine months after the Closing, or such other mutually agreeable time, or if the Registration Statement thereafter fails to be effective for a period of (i) 60 consecutive days or (ii) more than 70 days in any period of 120 consecutive days during the Effectiveness Period, and Rule 144 is not available for the resale by the Seller of all or any portion of the Purchaser Common Stock issued to the Seller hereunder and proposed to be sold by the Seller (the "Subject Shares"), then the Seller may, by notice delivered during such period as the Registration Statement fails to be effective, elect to have Purchaser purchase all or such number of the Subject Shares as the Seller may designate and Purchaser agrees to purchase the Subject Shares. Such purchase shall be consummated within fourteen days after delivery of such notice and shall be at a per share purchase price equal to the average (rounded to the nearest whole cent) of the last sale price of the day of one share of Purchaser Common Stock as reported on the Nasdaq Stock Market on the three days preceding delivery of such notice. The purchase price shall be paid in cash against delivery of the certificate(s) representing the Subject Shares accompanied by appropriate documents of transfer to Purchaser. Once delivered by the Seller, the notice contemplated by this Section 9.1(c) may not be withdrawn without the consent of Purchaser.

         9.2 Transfer of Clients. Following the Closing Date, Seller shall cooperate in the transfer of said Clients and their account pursuant to Purchaser's instructions.

         9.3 Further Assurances. (a) Upon the terms and subject to the conditions provided herein, each of Purchaser, and the Seller shall use commercially reasonable efforts to take, cause to be taken, all action or do, or cause to be done, all things or execute or cause to be executed any documents necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, and the other agreements contemplated hereby.

                  (b) On and after the Closing Date, each of Purchaser and the Seller shall take all commercially reasonable appropriate action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be reasonably necessary to carry out any of the provisions of this Agreement.

         9.4 Employment. As of the Closing, Purchaser will offer employment to each of Seller's then current employees at salary levels at least equivalent to those paid to such employees by Seller. Such new employees will be afforded benefits consistent with Purchaser's practices pertaining to its other employees. Purchaser will treat Seller's employees consistent with Purchaser's practices pertaining to its other employees in future advancement and compensation decisions.

         9.5 Stock Option Grant. At the Closing, Purchaser shall grant 85,000 options to purchase Purchaser's Common Stock, exercisable at 120% of the closing price of the Purchaser's Common Stock on the date of this Agreement. Such options will be granted pursuant to, and be subject to, Purchaser's 1999 Stock Option Plan. Such options will be distributed to Seller's current employees that continue their employment after the Closing Date in such manner as the Seller may designate in its sole discretion.

         9.6 Non-Compete. Until the seventh anniversary of the date of the Closing, the Seller will not, directly or indirectly, either as a principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee (or in any other capacity), carry on, be engaged in or have any financial interest in any business which is directly or indirectly in competition with the business of Purchaser as of the date the Robert Scarpetti ceases to be affiliated with the Purchaser; provided, however, that this clause
(i) shall not be breached by (x) the Seller's passive investment in not more than 5% of the equity of a public company engaged in direct or indirect competition with Purchaser or (y) the Seller's involvement as a consultant to a business directly or indirectly in competition with the business of Purchaser as of the date the Robert Scarpetti ceases to be affiliated with the Purchaser (a "Competitor") so long as Seller is not involved in any activity(ies) of such Competitor, which, as performed by Purchaser, comprise more than 20% of the revenues of Purchaser, individually or collectively, as shown in its most recent SEC filings as of the date the Robert Scarpetti ceases to be affiliated with Purchaser.

         9.7 No Solicitation or Acceptance. Notwithstanding any contrary provision, Seller will not at any time after Closing persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of Purchaser or Newport at or within one year prior to termination of Seller's employment with Purchaser or Newport for any reason, to cease doing business with Purchaser or Newport with regard to any of Purchaser's or Newport's business activities, or to reduce in any way the amount of business it does with Purchaser or Newport with regard to any of Purchaser's or Newport's business activities or accept any un-solicited business from said person(s) or entities.

         9.8 Acknowledgement. The Seller acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in Sections 9.6 and 9.7 are a condition of this Agreement and are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         9.9 Remedies. If the Seller breaches, or threatens to breach, any of the Restrictive Covenants, Purchaser, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by the Seller that any such breach or threatened breach would cause irreparable and continuing injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

         9.10 Newport Customer Receivables. If at any time after Closing, Purchaser collects any "Customer Receivable," Purchaser shall pay said amount to Seller within 30 days of actual receipt.

10.      Survival of Representations, Warranties and Covenants; Indemnification
         10.1 Survival of Representations, Warranties and Covenants. Except for the Unlimited Representations and Covenants (as such terms are defined below), the other representations, warranties, agreements and covenants of the parties contained in this Agreement (the "Limited Representations and Covenants") shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby until the second anniversary of the Closing, or if the Closing shall not have taken place, for a period of six (6) months following the date hereof. The representations, warranties, covenants and agreements of the parties contained in Section 7.1(c) and Articles 9, 10, 11 and 14 (collectively, the "Unlimited Representations and Covenants") shall continue in full force after the Closing Date, or if the Closing shall not have taken place, following the date hereof without any time limitation other than under applicable statutes of limitation. No suit, action or proceeding may be commenced by a party with respect to any claim arising out of or relating to the Limited Representations and Covenants after the second anniversary of the Closing. Notwithstanding the foregoing sentence and subject to the other provisions of this Article 10, the parties shall have the right to commence a suit, action or proceeding after the second anniversary of the Closing with respect to the Unlimited Representations and Covenants.

         10.2 Indemnification by Purchaser. Subject to Sections 10.1 and 10.4, Purchaser shall indemnify Seller and its directors and officers for, and shall hold each of them harmless from, any and all damages, claims, suits, actions, causes of action, proceedings, investigations, losses, liabilities, assessments, judgments, deficiencies and expenses (including, without limitation, reasonable legal, accounting and other professional expenses) ("Indemnified Liabilities") asserted against or incurred or sustained by any of them relating to, associated with or arising out of (a) any breach of any of the warranties or representations of Purchaser set forth in Article 8 or the covenants and agreements of Purchaser set forth in this Agreement and (b) operation of the Purchaser's business after the Closing Date.

         10.3 Indemnification by the Seller. Subject to Sections 10.1 and 10.4, the Seller shall indemnify Purchaser and its directors and officers for, and shall hold each of them harmless from, any and all Indemnified Liabilities asserted against or incurred or sustained by it or its Affiliates relating to, associated with or arising out of any breach of any of the warranties or representations set forth in Article 7 or the covenants and agreements of Seller set forth in this Agreement. In addition, the Seller shall indemnify Purchaser and its directors and officers for, and shall hold each of them or its Affiliates harmless from, any and all Indemnified Liabilities asserted against, incurred and sustained by any of them relating to all liabilities or obligations of Seller and/or its shareholders, officers, directors, employees and/or agents.

          10.4 Indemnification Procedure. (a) Reasonably promptly after obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the "Indemnitee") shall promptly give the party who may be obligated to provide such indemnification (the "Indemnitor") written notice of any Indemnified Liability which the Indemnitee has determined has given or could give rise to a claim for indemnification hereunder (a "Notice of Claim"); provided, however, that no failure or delay in giving any such Notice of Claim shall relieve the Indemnitor of its obligations except, and only to the extent, that it is prejudiced thereby. A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to an Indemnified Liability. The Indemnitor shall perform its indemnification obligations in respect of an Indemnified Liability described in a Notice of Claim under Sections 10.2 or 10.3, as the case may be, within 30 days after the Indemnitor shall have received such Notice of Claim; provided, however, such obligation shall be suspended so long as the Indemnitor is in good faith performing its obligations under Section 10.4(b) with respect to such Indemnified Liability.

                  (b) The Indemnitor shall (i) promptly inform the Indemnitee of all material developments with respect to a matter which is the subject of a Notice of Claim and (ii) inform the Indemnitee promptly after the Indemnitor has made a good faith determination, based on the facts alleged in such Notice of Claim or which have otherwise become known to the Indemnitor, either that the Indemnitor acknowledges that it has an indemnification obligation hereunder in respect of such Indemnified Liability or that the Indemnitor has made a good faith determination that it has no indemnification obligation hereunder in respect of such Indemnified Liability. Except as set forth in Section 10.4(c), the Indemnitee shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense, contest or other opposition of any such third party claim, demand, suit, action or proceeding through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims which it may have. So long as the Indemnitor is in good faith performing its obligations under this Section 10.4(b), the Indemnitee shall (i) at Indemnitor's cost and expense, cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, make its employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request and (ii) not compromise or settle any such claim, demand, suit, action or proceeding without the prior written consent of the Indemnitor. Notwithstanding the foregoing, the Indemnitee shall (x) make its employees reasonably available to the Indemnitor without cost and expense to the Indemnitor provided that the Indemnitor is in good faith performing its obligations under Section 10.4(b) and the availability of such employee to the Indemnitor does not materially impair the performance of such employee's duties to the Indemnitee, and (y) bear all costs and expenses which it would have incurred in connection with any third party action, demand, claim, suit or proceeding involving the Indemnitee without regard for the transactions contemplated by this Agreement. If the Indemnitor fails to perform its obligations under this Section 10.4(b), or if the Indemnitor shall have informed the Indemnitee in writing in accordance herewith that the Indemnitor does not have an indemnification obligation hereunder in respect of such Liability, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for the Liability, indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith. If the Indemnitor proposes to settle or compromise any such third party action, demand, claim, suit or proceeding, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise. Notwithstanding anything contained herein to the contrary, the Indemnitee shall have the right to object to the settlement or compromise of any such third party action, demand, claim, suit or proceeding whereupon (A) the Indemnitee will assume the defense, contest or other opposition of any such third party action, demand, claim, suit or proceeding for its own account and as if it were the Indemnitor and (B) the Indemnitor shall be released from any and all liability with respect to any such third party action, demand, claim, suit or proceeding to the extent that such liability exceeds the liability which the Indemnitor would have had in respect of such a settlement or compromise. If an Indemnitee obtains any payment in respect of a matter related to an indemnification claim pursuant to insurance, recovery from a third party or otherwise, it shall promptly pay over to Indemnitor, such amount received by Indemnitee up to the amount actually paid by Indemnitor.

11       Confidentiality

         11.1 Confidentiality. (a) All data, reports, records and other written and oral information of any kind received by any party hereto or affiliates, shareholders, directors, partners, officers, employees, agents, representatives, consultants or lenders of such party (such party being hereinafter referred to as the "Receiving Party") from any other party hereto or affiliates, shareholders, partners, directors, officers, employees, agents, representatives or consultants of such other party (such other party being hereinafter referred to as the "Delivering Party") under this Agreement or in connection with the transactions contemplated hereby shall be treated as confidential (collectively, "Confidential Information"). Except as otherwise provided herein, the Receiving Party shall not disclose or use (and shall not permit its affiliates, shareholders, directors, officers, partners, employees, agents, representatives or consultants to use) Confidential Information for its own (or their own) benefit and shall use commercially reasonable efforts (and shall cause its affiliates, shareholders, partners, directors, officers, employees, agents, representatives or consultants to use commercially reasonable efforts) to maintain the confidentiality of Confidential Information. If the Receiving Party or any of its affiliates, shareholders, directors, officers, partners, employees, agents, representatives or consultants is required to disclose Confidential Information by or to any court, arbitrator, governmental authority or regulatory agency of competent jurisdiction, the Receiving Party shall, prior to such disclosure, promptly notify the Delivering Party of such requirement and all particulars related to such requirement. The Delivering Party shall have the right, at its own cost and expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

                  (b) The restrictions set forth in Section 11.1(a) shall not apply to the use or disclosure of Confidential Information to the extent, but only to the extent, (i) permitted or required pursuant to any other agreement between or among the parties hereto, (ii) necessary by a party hereto in connection with exercising its, his or their rights or performing its, his or their duties or obligations under this Agreement, or the other agreements described in clause (i) of this sentence, (iii) contemplated by the last two sentences of Section 11.1(a) or (iv) that the Receiving Party can demonstrate such Confidential Information (A) is or becomes generally available to the public through no fault or neglect of the Receiving Party, (B) is received in good faith on a non-confidential basis from a third party who discloses such Confidential Information without violating any obligations of secrecy or confidentiality or (C) was already possessed at the time of receipt as shown by prior dated written records.

                  (c) For the purposes of this Section 11.1, (i) information which is specific shall not be deemed to be within an exception set forth in
Section 11.1(b) merely because it is embraced by general information which is within such an exception and (ii) a combination of information shall not be deemed to be within an exception set forth in Section 11.1(b) merely because individual aspects of such combination are within such an exception unless the combination of information itself, its principle of operation and its value or advantages are within such an exception.

         11.2 Publicity. Prior to Closing, no party hereto shall or shall permit its affiliates principals, associates, directors, officers, representatives or agents to issue any publicity, release or announcement concerning the execution and delivery of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior written approval of the form and content of such publicity, release or announcement by the other parties hereto, which shall not be unreasonably withheld; provided, however, that no such approval shall be required when such publicity, release or announcement is required by
(i) applicable Law, (ii) applicable rules or regulations of, or any listing agreement with, a national or foreign stock exchange or NASDAQ or (iii) any order; and, provided further, that, prior to issuing any publicity, release or announcement without such prior written approval, the party issuing or whose principal, affiliate, associate, directors, officer, representative or agent is issuing such publicity, release or announcement shall have given reasonable prior notice to the parties hereto which have withheld their consent (the "Non-consenting Party") of such intended issuance and, if requested by the Non-consenting Party, shall have used reasonable efforts at the Non-consenting Party's own cost and expense to obtain a protective order or similar protection for the benefit of the Non-consenting Party. Nothing contained herein shall prevent the communication of information with any governmental authority or regulatory agency.

         11.3 Return of Confidential Information. At any time prior to the Closing, at the request of Newport or its legal counsel, Purchaser shall (and shall use all commercially reasonable efforts to cause their respective affiliates, shareholders, partners, directors, officers, employees, agents, representatives and consultants to) promptly return to Newport all Confidential Information and shall not retain any copies or other reproductions or extracts thereof, and Purchaser shall (and shall use all commercially reasonable efforts to cause their respective affiliates, shareholders, partners, directors, officers, employees, agents, representatives and consultants to) destroy or have destroyed all memoranda, notes, reports and documents, and all copies and other reproductions and extracts thereof prepared by it in connection with a review of the Confidential Information.

         11.4 Injunctive  Relief.  The parties recognize that any breach of this
Article 11 would cause irreparable injury and that monetary damages alone would not be sufficient with respect thereto. Accordingly, each party agrees that if it breaches or threatens to breach the provisions of this Article 11 each other party shall have, in addition to and not in lieu of any other rights and remedies available at law or in equity, the right to injunctive relief.

12. Broker's and Finder's Fees. The Seller, on the one hand, and the Purchaser, on the other hand, represent and warrant to each other that neither party nor any of its affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, and agrees to indemnify and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any fees or commissions asserted by any person on the basis of any act or statement alleged to have been made by that party.

13. Expenses. Each party shall pay its own expenses incurred in connection with this Agreement.

14.      Miscellaneous Provisions

         14.1 Amendment. No addition to, and no cancellation, renewal, extension, modification or amendment of, or approval under this Agreement shall be binding upon a party unless such addition, cancellation, renewal, extension, modification, amendment or approval is set forth in a written instrument which states that it adds to, amends, cancels, renews or extends this Agreement or grants an approval hereunder and which is executed and delivered on behalf of each party, and for each party which is an entity by an officer of, or attorney-in-fact for, such party.

         14.2 Waiver. No waiver of any provision of this Agreement shall be binding upon a party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such party, and for each party which is an entity by an officer of, or attorney-in-fact for such party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time or at any time) nor the delay or failure (at any time or for any period of time) to exercise any right, power or remedy shall operate as a waiver of, the right to exercise, or impair, limit or restrict the exercise of part of any party of any such right, power or remedy any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

         14.3 Investigations. The respective representations and warranties of the parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         14.4 Headings. The article and section headings contained in this Agreement are for references purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given as follows: on the day established by the sender as having been delivered personally or by telecopier (with confirmation); on the day delivered by a private courier as established by the sender by evidence obtained from the courier; or on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

         (a)      If to Seller:

                           Newport Discount Brokerage, Inc.
                           5499 N. Federal Highway, Suite N
                           Boca Raton, FL 33487
                           Attention: Robert Scarpetti, President
                           Telecopy No.:  (561) 997-0471

                           with a copy to:

                           Kelley Drye & Warren LLP
                           Two Stamford Plaza
                           281 Tresser Boulevard
                           Stamford, Connecticut 06901
                           Attention: Jay R. Schifferli
                           Telecopy No.:  (203) 327-2669


         (b)      If to Purchaser:

                           onlinetradinginc.com corp.
                           2700 N. Military Trail, Suite 200
                           Boca Raton, FL 33431
                           Attention:  Roger L. Shaffer, Jr.
                           Telecopy No.:  (561) 995-1076

or to such other address or to the attention of person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

         14.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party shall assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other parties hereto. Any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of the other parties shall be void.

         14.7 Governing Law. This Agreement shall be governed by the law of the State of Florida as to all matters, including, but not limited to, matters of validity, construction, effect and performance without giving effect to the principles of conflicts of laws thereof.

         14.8. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which when so executed and delivered shall constitute an original instrument, but all such counterparts shall together constitute one and the same instrument. This Agreement shall become effective and deemed to have been executed and delivered by all of the parties at such time as counterparts shall have been executed and delivered by each of the parties, regardless of whether each of the parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of each of the parties.

         14.9. No Third Party Beneficiaries. This Agreement shall not confer any rights on any Persons other than parties to this Agreement as provided herein.

         14.10. Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this
Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

         14.11. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the agreements referred to herein contain the entire agreement and understanding among the parties with respect to the subject matter hereof, and cancels and supersedes all previous or contemporaneous written or verbal negotiations, representations, warranties, commitments, offers, bids, bid solicitations, and other understandings between or among Purchaser and Seller. There are no agreements, covenants, representations or warranties with respect to the transactions contemplated hereby other than those expressly set forth herein or in any agreement or other instrument contemplated hereby.


In witness, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

onlinetradinginc.com corp.                      Newport Discount Brokerage, Inc.



By: _/s/ Farshid Tafazzoli                       By: _/s/ Robert Scarpetti
    Farshid Tafazzoli, CIO                           Robert Scarpetti, President

                                   SCHEDULE A

                                Newport's Clients


"Clients," as that term is used in this Agreement, shall include those persons listed on the August 12, 1999 reports produced by U.S. Clearing, Inc. titled "BNA-10, Name and Address Roster" for branches 294 and 295 (which reports are incorporated herein by reference).

                                    ADDENDUM

THIS ADDENDUM, dated this 29th day of October, 1999, amends and modifies that certain Asset Purchase Agreement, dated as of the 21st day of September, 1999, (the "Asset Purchase Agreement"), between onlinetradinginc.com corp., a Florida corporation, (the "Purchaser"), and Newport Discount Brokerage, Inc. (the "Seller").

Seller and Purchaser wish to modify the Asset Purchase Agreement pursuant to the terms and subject to the conditions set forth herein.

Notwithstanding any contrary provision in the Asset Purchase Agreement, and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     A. Purchaser and Seller hereby agree that upon the execution of this Addendum, Purchaser's October 15, 1999 Notice of Intent to Terminate (the "Notice") shall be considered withdrawn.

     B. Purchaser and Seller hereby agree the Asset Purchase Agreement shall be modified as follows:

          (i) The shares to be held by Purchaser pursuant to paragraph 1.4(a), shall be increased from 40,000 to 75,000 and all other references in the to the 40,000 shares thereafter are hereby modified to be 75,000 shares.

          (ii) All references to 180 days found in Section 1.4 shall are hereby modified to be 365 days.

     C. Purchaser and Seller hereby agree to proceed to closing on November 5, 1999, contingent upon: (i) Purchaser obtaining a temporary clearing agreement with U.S. Clearing on terms satisfactory to Purchaser and (ii) a satisfactory release from Benjamin Gulinello.

     D. Seller hereby represents that all documents and information related to its Florida clients (the "294 Accounts") are, and at all times have been, secure and not disclosed to, or in the possession of Benjamin Gulinello, or any other third party, excluding Seller's clearing firm.

In witness, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

onlinetradinginc.com corp.                      Newport Discount Brokerage, Inc.



By: _/s/ E. Steven zum Tobel                     By: _/s/ Robert Scarpetti
    E. Steven zum Tobel, President                   Robert Scarpetti, President

                                    ADDENDUM

THIS ADDENDUM, dated this 4th day of December, 1999, further amends and modifies that certain Asset Purchase Agreement, dated as of the 21st day of September, 1999, (the "Asset Purchase Agreement"), between onlinetradinginc.com corp., a Florida corporation, (the "Purchaser"), and Newport Discount Brokerage, Inc. (the "Seller").

         Recitals:

         On September 21, 1999, onlinetradinginc.com corp. ("Online") and Newport Discount Brokerage, Inc. ("Newport") entered into an Asset Purchase Agreement relating to the purchase by Online of certain assets owned by Newport (hereinafter referred to as the Asset Purchase Agreement).

         Prior to said agreement and/or thereafter, certain disputes arose among Newport, Robert Scarpetti, Aimee Scarpetti, Benjamin Gulinello and/or Odette Gulinello regarding, among other things, the ownership of Newport and the proportionate shares of the proceeds from the sale of Newport and/or its assets to Online.

         On or about October 13, 1999, Benjamin Gulinello, Robert Scarpetti and Aimee Scarpetti entered into a Court approved settlement of their dispute which was read onto the record and further confirmed and clarified on the record at a hearing held on October 20, 1999.

         As a result of such events, Seller and Purchaser wish to modify the Asset Purchase Agreement pursuant to the terms and subject to the conditions set forth herein.

         Notwithstanding any contrary provision in the Asset Purchase Agreement, in consideration of the foregoing recitals, which are incorporated herein, and to induce Online to close the transaction set forth in the Asset Purchase Agreements, and other good and valuable consideration receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

A. Subject to Newport's cooperation with Online to negotiate a rent reduction from Newport's landlord, Online shall agree to pay Newport's current rental charges as they come due on Newport's current premises for up to six (6) months after Online provides written instruction to Newport to terminate its lease.

B. Online shall agree to reimburse Newport for the cost of computers Newport purchased during the period from November 22, 1999 and December 1, 1999 (not to exceed $8,000.00) upon Newport's presentation of paid invoices, subject to Newport's cooperation with Online to return any or all of said computers and attempt to obtain refunds. Notwithstanding any contrary provision, upon payment to Newport said computers shall become the property of Online.

C. Newport hereby agrees that USC shall receive $300,000.00 from the cash consideration due to Newport under the Asset Purchase Agreement. Online shall transfer said funds directly to USC upon Closing.

D. Newport hereby agrees that Benjamin Gulinello shall receive $590,000.00 from the cash consideration due to Newport under the Asset Purchase Agreement. Said funds shall be sent by the escrow agent immediately upon Online's receipt of written confirmation from USC that all Newport accounts have been transferred to Online.

E. Newport hereby agrees that Section 1.4 is hereby modified to provide an alternative calculation for the potential "Share Reduction" set forth in Section 1.4, and to provide that Online shall submit both calculations to Newport pursuant to paragraph 1.4(c) provided that Online shall be entitled to retain the larger of the two Share Reduction calculations.

F. The shares to be held by Purchaser pursuant to Section 1.4, which were previously increased from 40,000 to 75,000 shall hereby be increased to 125,000 and all other references in the Asset Purchase Agreement or any subsequent addendum to the 40,000 or 75,000 shares are hereby modified to be 125,000.

G. Section 1.4 is hereby modified so that the asset value of the Office Closing Losses (as defined in paragraph 1.4(a)), shall be reduced by the asset value of all accounts opened by Newport from August 1, 1999 through the date of closing.

H. The alternative Share Reduction calculation referenced in paragraph E. above shall be as follows: Upon the (1) year anniversary date of Closing, Online shall determine the amount of gross revenue received from all Newport accounts received pursuant to the Asset Purchase Agreement (the "Newport Accounts") and in the event that the gross revenue earned in said year from all Newport Accounts is less than $3,000,000.00, the Share Reduction shall be equal to the percentage that the gross revenue earned in said year from all Newport Accounts is less than $3,000,000.00.

I The examples set forth on the attached Schedule A are incorporated herein for purposes of reference and illustration but not as a limitation. All actual calculations shall be rounded to the nearest share.

J. All other consideration payable or deliverable pursuant to the Asset Purchase Agreement shall be held in escrow by Shaffer & Shaffer, P.A., pursuant to an escrow agreement consistent with this Addendum, until Online's receipt of written confirmation, from USC of the transfer of all of Newport's accounts to Online.

K. Purchaser shall appoint Seller's designee to Purchaser's Board of Directors until the election of directors at Purchaser's next annual Stockholder's meeting (estimated to be held in June 2000).

         In witness, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

onlinetradinginc.com corp.                      Newport Discount Brokerage, Inc.


By: _/s/ Andrew A. Allen                         By: _/s/ Robert Scarpetti
    Andrew A. Allen, CEO                          Robert Scarpetti, President

                                  "SCHEDULE A"



Examples of the Share Reduction calculations pursuant to Section 1.4 as modified:

1.       Office Closing Losses Example -

Office Closing Losses are the difference between the total 295 Accounts lost and the Transfer Losses of the 295 Accounts.

Assuming that on August 1, 1999 the asset value of Newport's 294 Accounts was $350,000,000.00 and the value of Newport's 295 accounts was $100,000,000.00 and that one year from closing, the asset value of Newport's 294 Accounts is $300,000,000.00 and the value of Newport's 295 accounts was $80,000,000.00. The total 295 Accounts lost equals $20,000,000.00.

The Transfer Losses are calculated as follows: Total 295 Accounts ($100,000,000) multiplied by the percentage of 294 Accounts lost (14%) or $14,000,000.00 ($100,000,00 x 14% (i.e. $50,000,000 / 350,000,000)) . Therefore the Office
Closing Losses would be $6,000,000.00 (i.e. $20,000,000.00 less $14,000,000.00).

Assuming that, between August 1, 1999 and closing, Newport opened accounts totaling $1,000,000.00 in asset value, the Office Closing Losses would be reduced to $5,000,000.00.

Applying the formula from paragraph 1.4(b), the Share Reduction for Office Closing Losses would be 4,500 shares (i.e. $5,000,000.00 x .0009).

2.       Loss of Revenue Example -

Assuming that the gross revenue earned from all Newport Accounts in the one year period following closing is $2,900,000.00, the Share Reduction shall be approximately 3.33% of the 125,000 shares or 4,163 shares (i.e.
$2,900,000 is approximately 3.33% less than $3,000,000)

3.       Alternative Calculation selection -

Online would retain the larger of the two forgoing examples or 4,500 shares.